CERASI, KRUAS AND ASSOCIATES, INC.
150 East Sprague Road
Broadview Heights, Ohio 44104
440-546-9359

_________________________________________________________________

                                               April 24, 2001

United State Securities and Exchange Commission
Washington, D.C. 20549

RE:  Home Financing Centers, Inc.
     Formerly Kentex Energy, Inc.

To Whom It May Concern:

We hereby agree with the disclosure statements made by Home
Financing Centers, Inc., a Nevada corporation, with respect to our being dismissed as the principal accountants and our audit reports on the financial statements for the years ended December
31, 1999 and 1998, which disclosure stated that:

On November 22, 2000, Cerasi, Kraus & Associates, Inc. disengaged themselves as our principal accountants. The decision to disengage themselves was made because Cerasi, Kraus & Associates, Inc. felt it lacked the experience needed to audit companies that report under the Securities Exchange Act. Cerasi, Kraus & Associates, Inc. recommended the engagement of Terance Kelley, CPA, a member of the SEC private practice section of the AICPA. Our Board of Directors approved the change in accountants. Cerasi, Kraus & Associates’ report on the financial statements neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We have authorized the former accountants to respond fully to all inquires of the successor accountant concerning any matter.

Please feel free to give us a call if you have any questions.

Very Truly Yours,

/s/ Kyan W. Kraus CPA
Cerasi, Kraus & Associates, Inc.